GRYPHON GOLD ANNOUNCES $6.25 MILLION PRIVATE PLACEMENT

March 10, 2006 – Denver, CO and Vancouver, BC .  Gryphon Gold Corporation (TSX:GGN) announced today that it has approved a 5 million unit private placement.     Five million units will be offered for sale at C$1.25 to a limited number of accredited investors in Canada and the United States. Each unit will consist of one common share and one half of one common share purchase warrant. The warrants will be exercisable for a period of 12 months at a price of C$1.65. Completion of the private placement is expected by March 31, 2006, and is subject to completion of documentation and regulatory approvals. The number of units sold may vary from the anticipated number referred to in this press release based on market conditions.

The proceeds will be applied to fund the continuation of Gryphon Gold’s exploration and development program on its Borealis gold project set out in its December 2005 IPO prospectus.

The units will be offered for sale directly by Gryphon Gold and by registered dealers.  The shares, warrants and underlying shares will not be qualified by prospectus and have not been registered under U.S. securities laws and will be subject to resale restrictions.

Gryphon Gold is a Nevada corporation, which is in the business of acquiring and developing gold properties in the United States, Gryphon Gold’s principal property is the Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

For further information contact:

Thomas Sitar, Chief Financial Officer

Ph. 604-261-2229

www.gryphongold.com

This press release does not constitute an offer for the sale of any securities.

NOT FOR DISTRIBUTION TO UNITED STATES NEWS SERVICES OR DISSEMINATION IN THE UNITED STATES

This press release contains “forward looking information” which may include, but is not limited to, statement with respect to our planned exploration program and completion of financing transactions.  Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov) and the risk that the financing transactions will not be completed or that the terms will be varied.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimate or expected.  We do not undertake to update forward-looking statements.

1

Head Office: Suite 360-390 Union Blvd. - Lakewood, CO – 80228 - USA

Vancouver Office: 810-1130 W. Pender St. - Vancouver, BC – Canada - V6E A4A
Toll Free: 1.866.261.2229